CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (this “Agreement”) is entered into as of

August 30, 2005, by and between Naturade, Inc., a Delaware corporation (the
“Company”), and Quincy Investments Corp., a Bahamas International Business Company (“Quincy”), with reference to the following facts:

RECITALS

On July 27, 2005 the Company, Health Holdings and Botanicals, LLC, Westgate Equity Partners, L.P., Quincy entered into a Master Investment Agreement whereby Quincy became a principal shareholder of the Company, and;

A.	The parties deem it to be in their mutual best interests to enter into this Agreement.

B.	NOW, THEREFORE, the parties hereto agree as follows:

1.	DUTIES. The Company hereby engages Quincy and Quincy accepts engagement as a consultant to the Company. Quincy shall provide, INTER ALIA, acquisition, strategic, financial, operational, and managerial advice to the Company and any Affiliates thereof (the “Services”). Quincy agrees to consult with the Board of Directors of the Company and appropriate officers of the Company regarding the rendering of the Services and all matters relating thereto.

2.	TERM. This agreement shall commence on the date first written above and automatically shall renew for successive one-year terms so long as Quincy and any of its Affiliates owns 25% or more of the outstanding equity interests in the Company. This Agreement shall terminate upon conclusion of the calendar quarter in which Quincy or any of its Affiliates ceases to own 25% or more of the outstanding equity interests of the Company.

3.	COMPENSATION AND EXPENSES: Quincy shall be entitled to receive an annual consulting fee of $300,000 payable monthly in cash and in advance. The Company shall also reimburse Quincy for all of Quincy’s reasonable and customary Company business-related out of pocket travel costs and expenses (including without limitation, air fare, lodging, meals, ground transportation, etc., but excluding fees of third party experts referenced in this Agreement collectively, the (“Reimbursements”), which Reimbursements shall be payable by the Company to Quincy within ten business days from receipt by the Company of an itemized description of the requested Reimbursements and proper documentation relating to such expenses (such as receipts, invoices and the like). Notwithstanding the foregoing, in the event that the aggregate Reimbursements exceed $3,000 in any one month, then Quincy shall be required to obtain the approval of the Company’s Chief Executive Officer of such Reimbursements exceeding $3,000. Except as set forth in this Section 3, no other compensation shall be payable. The Company shall not be required to make any deductions from any payment made to Quincy hereunder, whether for state, federal or foreign income tax purposes, except as required by applicable law. Quincy agrees that it shall be responsible for any and all other taxes and other payments due on any payment received by Quincy from the Company pursuant to the terms of this Agreement.

4.	ACQUISITION FEES: Quincy shall be entitled to receive, in addition to the annual consulting fee, a fee equal to 2% of the purchase price for acquisitions made by Naturade or equity funding provided by Quincy during the term of this agreement. As acquisition fees are earned, 50% of the fee earned will be applied to the consulting fees due. The Company will offset future consulting fees until such time as the prepaid fees are extinguished.

5.	COMPENSATION OF CERTAIN CONSULTANTS: In performing its duties hereunder, Quincy, at its sole cost and expense (unless otherwise agreed to by the Board of Directors or a competent officer of the Company) may delegate certain duties to experts such as investment bankers, recruiting firms, lawyers, investigators, accountants and others (including Affiliates of Quincy), which experts shall be engaged by Quincy or by the Company as agreed to between Quincy and the Company. With respect to any such experts employed engaged by the Company and paid by Quincy, the provider of such services and the fees payable in connection therewith shall be acceptable to Quincy in its reasonable discretion.

6.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND QUINCY:

6.1	REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company represents and warrants as of the date hereof that:

6.1.1 ORGANIZATION, STANDING AND QUALIFICATION. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has all requisite corporate power and authority to enter into and perform its obligations under this agreement and to carry out the transactions contemplated hereby.

6.1.2	AUTHORIZATION; ENFORCEABILITY. All corporate or other entity action, as the case may be, on the part of the Company necessary for the authorization, execution, delivery, and performance of all its obligations under this Agreement has been taken. This Agreement, when executed and delivered by or on behalf of the Company, shall constitute the valid and legally binding obligation of the Company, enforceable against it in accordance with its terms, except as such enforceability may be limited by (A) bankruptcy, insolvency, moratorium, reorganization and other similar laws affecting creditors’ rights generally, and (B) the general principles of equity, regardless of whether asserted in a proceeding in equity or at law.

6.1.3	CONSENTS; APPROVALS. The Company has obtained all necessary consents authorizations, approvals and orders, and has made all registrations, qualifications, designations, declarations or filings with all federal, state, or other relevant governmental authorities required on the part of the Company in connection with the consummation of the transactions contemplated by this Agreement.

6.1.4	NO CONFLICT WITH OTHER INSTRUMENTS. The execution, delivery and performance of this Agreement will not result in any violation of, be in conflict with, or constitute a default under any terms or provision of (i) the organizational documents of the Company; (ii) any judgment, decree or order to which the Company is a party; (iii) any agreement, contract, understanding, indenture or other instrument to which the Company is a party; or (iv) any statute, rule or governmental regulation applicable to the Company.

6.1.5	LITIGATION. No action, proceeding or governmental inquiry or investigation is pending or to the best knowledge of the Company threatened against or affecting the Company or any of its officers, directors or employees (in their capacity as such) in connection with this Agreement or the transactions contemplated hereby.

6.2	REPRESENTATIONS AND WARRANTIES OF QUINCY. Quincy represents and warrants as of the date hereof that:

6.2.1 ORGANIZATION, STANDING AND QUALIFICATION. Quincy is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. QUINCY has all requisite power and authority to enter into and perform its obligations under this agreement and to carry out the transactions contemplated hereby.

6.2.2	AUTHORIZATION; ENFORCEABILITY. All corporate or other entity action, as the case may be, on the part of Quincy necessary for the authorization, execution, delivery, and performance of all its obligations under this Agreement has been taken. This Agreement, when executed and delivered by or on behalf of Quincy, shall constitute the valid and legally binding obligation of Quincy, enforceable against it in accordance with its terms, except as such enforceability may be limited by (A) bankruptcy, insolvency, moratorium, reorganization and other similar laws affecting creditors’ rights generally, and (B) the general principles of equity, regardless of whether asserted in a proceeding in equity or at law.

6.2.3	CONSENTS; APPROVALS. Quincy has obtained all necessary consents authorizations, approvals and orders, and has made all registrations, qualifications, designations, declarations or filings with all federal, state, or other relevant governmental authorities required on the part of Quincy in connection with the consummation of the transactions contemplated by this Agreement.

6.2.4	NO CONFLICT WITH OTHER INSTRUMENTS. The execution, delivery and performance of this Agreement will not result in any violation of, be in conflict with, or constitute a default under any terms or provision of (i) the organizational documents of Quincy; (ii) any judgment, decree or order to which Quincy is a party; (iii) any agreement, contract, understanding, indenture or other instrument to which Quincy is a party; or (iv) any statute, rule or governmental regulation applicable to Quincy.

6.2.5 LITIGATION. No action, proceeding or governmental inquiry or investigation is pending or to the best knowledge of the Company threatened against or affecting the Company or any of its officers, directors or employees (in their capacity as such) in connection with this Agreement or the transactions contemplated hereby.

7.	INDEPENDENT CONTRACTOR: The Company and Quincy hereby acknowledge and agree that each of Quincy and its agents is performing services hereunder as an independent contractor for the Company, and that nothing in this Agreement shall be construed to create a relationship of employer and employee, master and servant, principal and agent, partners or joint ventures between the Company and Quincy. Quincy shall not possess and is not hereby granted any right or authority to assume or create any obligation or to enter into any agreement, whether express or implied, on behalf of or in the name of the Company, or to bind the Company in any manner whatsoever. Quincy agrees to indemnify, defend and hold the Company harmless from and against any loss, liability, damage or claim arising out of any such obligation or agreement or act of Quincy which binds the Company that is not approved in advance in writing by an officer of the Company or the Company’s Board of Directors.

8.	NOTICES: All notices, requests, consents and other communications herein shall be in writing and shall be deemed to be delivered (i) on the date delivered, if personally delivered or transmitted via facsimile with return confirmation of such transmission; (ii) on the business day after the date sent, if sent by recognized overnight courier service and (iii) on the fifth day after the date sent, if mailed by first-class certified mail, postage prepaid and return receipt requested, as follows:

If to the Company: Naturade, Inc.

14370 Myford Road

Irvine, CA 92606

Attention: President

Facsimile: (714) 573-4819

Telephone: (714) 473-4800

If to Quincy: Quincy Investments Corp.

309 Terraces North
47-111 Vintage Drive East
Indian Wells, California 92210

Attention: Peter H. Pocklington

Facsimile: 760-862-2752

or such other address as each of the parties hereto may provide from time to time in writing to the other parties.

9.	MISCELLANEOUS:

9.1	AMENDMENT AND WAIVER. Neither this Agreement nor any provision hereof may be changed, waived, discharged or terminated orally or in writing, except that any provision of this Agreement may be amended and the observance of any such provision may be waived (either generally or in a particular instance and either retroactively or prospectively) with (but only with) the written consent of the Company and Quincy.

9.2	INTEGRATED AGREEMENT. This Agreement, together with the schedule attached hereto, contains the entire agreement between the parties with respect to the transactions contemplated hereby, and supersedes all negotiations, agreements, representations, warranties, commitments, whether in writing or oral, prior to the date hereof.

9.3	SUCCESSORS AND TRANSFEREES. Except as otherwise expressly provided in this Agreement, all of the terms of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and transferees of the parties hereto.

9.4	COUNTERPART AND FACSIMILE EXECUTION. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and all such counterparts together shall constitute one instrument. Delivery of an executed counterpart of the signature page to this Agreement by facsimile shall be effective as delivery of a manually executed counterpart of this Agreement; provided, that any party so delivering an executed counterpart by facsimile shall thereafter promptly deliver a annually executed counterpart of this Agreement to the other party, but failure to deliver such manually executed counterpart shall not affect the validity, enforceability and binding effect of this Agreement. Each party shall receive a duplicate original of the counterpart copy or copies executed by it and by the other parties hereto.

9.5	GOVERNING LAW; JURISDICTION; SEVERABILITY. This Agreement shall be governed by the internal laws of the State of California, without regard to principles of conflicts of law. Each of the parties submits to the jurisdiction of any state or federal court sitting in Los Angeles, California, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Each party also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other party with respect thereto. In the event any provision of this Agreement or the application of any such provision to any party shall be held by a court of competent jurisdiction to be contrary to law, the remaining provisions of this Agreement shall remain in full force and effect.

9.6	RIGHTS ON DEFAULT; ATTORNEY’S FEES. If any party shall default in any of its obligations under this Agreement, the other party may proceed to protect and enforce its rights by suit in equity or action at law, whether for specific performance of any term contained herein or for an injunction against the breach of any term of this Agreement, or to enforce any other legal or equitable right of such party or to take any one or more of such actions. The prevailing party in such dispute shall be entitled to recover from the non-prevailing party all fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Agreement, including without limitation such reasonable fees and expenses of attorneys, which shall include without limitation all fees, costs and expenses of appeals.

9.7 INDEMNITY.

9.7.1	CLAIMS. Company agrees to indemnify Quincy from and against any and all claims, losses and liabilities growing out of or resulting from this Agreement (including, without limitation, enforcement of this Agreement), except claims, losses or liabilities resulting from Quincy’s gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction.

9.7.2	EXPENSES. Company will upon demand pay to Quincy the amount of any and all reasonable expenses, including the reasonable fees and expenses of its counsel and of any experts, that Quincy may incur (i) in connection with the exercise or enforcement of any of the rights of Quincy hereunder or (ii) the failure by Company to perform or observe any of the provisions hereof.

9.8	SECTION HEADINGS. The descriptive headings of the Sections hereof and the Schedule hereto are inserted for convenience only and do not constitute a part of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

THE COMPANY:
Naturade, Inc.

By: /s/Bill D. Stewart

Bill D. Stewart
President & CEO

QUINCY:
Quincy Investments Corp

By: /s/Peter H. Pocklington

Peter H. Pocklington

Chairman